EATON VANCE STRUCTURED EMERGING MARKETS PREMIUM INCOME FUND

AMENDMENT TO DECLARATION OF TRUST
(effective March 21, 2011)

AMENDMENT effective March 21, 2011, made to the Agreement and Declaration of Trust made March 17, 2011, as amended (hereinafter called the “Declaration”), of EATON VANCE STRUCTURED EMERGING MARKETS PREMIUM INCOME FUND, a Massachusetts business trust (hereinafter called the “Trust”), by the undersigned being at least a majority of the Trustees of the Trust in office.

WHEREAS, Section 8.3 of Article VIII of the Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

WHEREAS, the Trustees of the Trust have deemed it desirable to amend the Declaration in the following manner to change the name of the Trust, and a majority of the Trustees are empowered to make, execute and file this Amendment to the Declaration;

NOW, THEREFORE, the undersigned Trustees do hereby amend the Declaration in the following manner:

1.	The caption at the head of the Declaration is hereby amended to read as follows: EATON VANCE STRUCTURED EMERGING MARKETS PREMIUM INCOME TRUST

2.	Article I Section 1.1 of the Declaration is hereby amended to read as follows:

ARTICLE I

Section 1.1. Name.  The name of the trust created hereby is Eaton Vance Structured Emerging Markets Premium Income Trust.

This amendment shall be effective upon execution by all of the Trustees.

IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument in full this 21st day of March, 2011.

/s/ Frederick S. Marius	/s/ Jane A. Rudnick
Frederick S. Marius, as Trustee	Jane A. Rudnick, as Trustee
and not Individually	and not Individually

The names and addresses of all the Trustees of the Trust are as follows:

Frederick S. Marius
41 Myrtle Terrace
Winchester, MA  01890

Jane A. Rudnick
9 Floyd Street
Saugus, MA  01906

Trust Address:
Two International Place
Boston, MA  02110

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